Exhibit 99.1

Titan Pharmaceuticals, Inc.

TITAN PHARMACEUTICALS ENTERS INTO A $20 MILLION

CREDIT FACILITY WITH DEERFIELD MANAGEMENT

South San Francisco, CA – March 16, 2011 — Titan Pharmaceuticals, Inc. (OTC Bulletin Board:TTNP.OB) today announced that it has entered into an agreement with Deerfield Management to provide Titan with $20 million in financing through a five year senior secured credit facility. Funding is expected to occur on or about April 4, 2011. The proceeds will be used to fully repay the current outstanding balance under the Oxford Finance Corporation credit facility, support the ongoing Probuphine™ development program and for general corporate purposes.

“Deerfield is a leading health care investor, and we are pleased that they are funding Titan’s growth,” said Sunil Bhonsle, President of Titan. “Following a thorough review of the financing options available to the Company, we believe that this credit facility allows us to obtain a significant amount of capital while minimizing equity dilution to shareholders. Importantly, we retain the flexibility to pursue multiple strategic alternatives in the future while advancing the development of Probuphine™ through the ongoing confirmatory Phase 3 clinical study with important results expected in late second quarter,” he added.

Titan is expecting to file its 2010 Annual Report on Form 10-K on March 25 followed by a conference call and webcast on Tuesday, March 29 to discuss fourth quarter and full year 2010 results as well as current developments.

RBC Capital Markets acted as exclusive placement agent to Titan for the financing.

Terms of $20 Million Financing

Under the terms of the agreement, Deerfield Management will fund Titan with $20 million on or about April 4, 2011. Interest will accrue on the outstanding balance until maturity at a rate of 8.5% per annum which is payable on a quarterly basis. The facility is repayable over five years, with 10% of the principal amount due on the first anniversary, 15% on the second anniversary, and 25% of the principal amount on each of the next three anniversaries. The Company can pre-pay the outstanding balance at any time at 110% of the remaining principal amount. Deerfield Management has a put right at 110% of the principal amount upon a major transaction (which includes but is not limited to the sale of Fanapt® or Probuphine™).

In conjunction with the financing, Titan has agreed to issue six year warrants to purchase six million shares of common stock at an exercise price of $1.57 per share. The warrants contain weighted average anti-dilution protection for future issuances, subject to certain exclusions, and other customary provisions. Deerfield Management will also receive 2.5% of the global net sales of Fanapt® subject to a repurchase right by Titan.

The securities to be issued in connection with this transaction have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of the securities discussed herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About Titan Pharmaceuticals

For information concerning Titan Pharmaceuticals, Inc., please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

CONTACT:

Titan Pharmaceuticals, Inc.

Sunil Bhonsle, 650-244-4990

President

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